Exhibit 99.1

ImmunityBio, Inc. Announces Proposed Public Offering of Common Stock

CULVER CITY, Calif.—(BUSINESS WIRE)—December 10, 2024 — ImmunityBio, Inc. (NASDAQ: IBRX), a leading immunotherapy company, today announced that it intends to offer and sell, subject to market and other conditions, shares of its common stock in an underwritten public offering. In addition, ImmunityBio expects to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares of common stock offered in the offering at the public offering price, less underwriting discounts and commissions. ImmunityBio currently intends to use the net proceeds from this offering to progress its continued commercialization of ANKTIVA® for treatment of BCG-unresponsive non-muscle invasive bladder cancer (“NMIBC”) with carcinoma in situ (“CIS”) with or without papillary tumors, to fund its trials in BCG-naïve NMIBC and non-small cell lung cancer (“NSCLC”), toward further research and development, for working capital needs, and for other general corporate purposes. All of the shares are being offered by ImmunityBio. There can be no assurance as to whether or when the offering may be completed, or the actual size or terms of the offering.

Jefferies and Piper Sandler are acting as joint book-running managers and representatives of the underwriters for the offering. BTIG and H.C. Wainwright & Co. are acting as co-lead managers for the offering.

A shelf registration statement on Form S-3ASR relating to the common stock offered in the public offering described above was filed with the Securities and Exchange Commission (“SEC”) on April 17, 2024 and became automatically effective on April 17, 2024. The proposed offering is being made only by means of a prospectus supplement and accompanying prospectus that form a part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and accompanying prospectus relating to the offering, when available, may also be obtained from Jefferies LLC, by mail at Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, New York 10022, by telephone at (877) 821-7388 or by email at Prospectus_Department@Jefferies.com, or Piper Sandler & Co. by mail at Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402 or by email at prospectus@psc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. The offering may be made only by means of a prospectus supplement and accompanying prospectus.

About ImmunityBio, Inc.

ImmunityBio is a vertically-integrated commercial stage biotechnology company developing next-generation therapies that bolster the natural immune system to defeat cancers and infectious diseases. The Company’s range of immunotherapy platforms, alone and together, act to drive an immune response with the goal of creating durable immune memory generating safe protection against disease. Designated an FDA Breakthrough Therapy, ANKTIVA® is the first FDA-approved immunotherapy for non-muscle invasive bladder cancer CIS that activates natural killer cells, T cells, and memory T cells for a long-duration response. The Company is applying its science and platforms to treating cancers, including the development of potential cancer vaccines, as well as developing immunotherapies and cell therapies that we believe sharply reduce or eliminate the need for standard high-dose chemotherapy. These platforms and their associated product candidates are designed to be more effective, accessible, and easily administered than current standards of care in oncology and infectious diseases.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning expectations with respect to the completion, timing and size of the proposed public offering, the grant to the underwriters of an option to purchase additional shares, and the anticipated use of the net proceeds from the proposed offering. Risks and uncertainties related to these endeavors include, but are not limited to, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering. Forward-looking statements are neither forecasts, promises nor guarantees, and are based on the current beliefs of ImmunityBio’s management as well as assumptions made by and information currently available to ImmunityBio. Such information may be limited or incomplete, and ImmunityBio’s statements should not be read to indicate that it has conducted a thorough inquiry into, or review of, all potentially available relevant information. Such statements reflect the current views of ImmunityBio with respect to future events and are subject to known and unknown risks, including business, regulatory, economic and competitive risks, uncertainties, contingencies and assumptions about ImmunityBio.

Investors should review the risks and uncertainties contained in ImmunityBio’s filings with the SEC, including the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 12, 2024, in the preliminary prospectus supplement related to the public offering filed with the SEC on December 10, 2024, and in the final prospectus supplement to be filed with the SEC, as well as other risks set forth in the Company’s other filings with the SEC. ImmunityBio cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those described in or suggested by the forward-looking information contained in this press release. Statements in this presentation that are not statements of historical fact are considered forward-looking statements, which are usually identified by the use of words such as “anticipates,” “believes,” “continues,” “goal,” “could,” “estimates,” “scheduled,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “indicate,”

“projects,” “is,” “seeks,” “should,” “will,” “strategy,” and variations of such words or similar expressions. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except to the extent required by law.

Contacts:

Investors

Hemanth Ramaprakash, PhD, MBA

ImmunityBio, Inc.

+1 858-746-9289

Hemanth.Ramaprakash@ImmunityBio.com

Media

Sarah Singleton

ImmunityBio

+1 415-290-8045

Sarah.Singleton@ImmunityBio.com